Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
First Potomac Realty Trust
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	37-1470730 (I.R.S. Employer Identification No.)
7600 Wisconsin Avenue, 11th Floor
Bethesda, Maryland 20814
(Address of principal executive offices including zip code)

First Potomac Realty Trust 2009 Equity Compensation Plan
(Full title of the plan)

Joel F. Bonder
Executive Vice President and General Counsel
First Potomac Realty Trust
7600 Wisconsin Avenue, 11th Floor
Bethesda, Maryland 20814
(301) 986-9200
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copy to:
David P. Slotkin
Hogan Lovells US LLP
Columbia Square
555 Thirteenth Street, NW
Washington, DC 20004
(202) 637-5600
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of securities	Amount to be	offering price	aggregate	Amount of
to be registered	registered(1)	per share(2)	offering price(2)	registration fee
Common shares of beneficial interest, $0.001 par value per share	2,250,000 shares	$15.92	$35,820,000.00	$4,158.70

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover an indeterminate number of additional common shares of beneficial interest (“common shares”) that become issuable under the First Potomac Realty Trust 2009 Equity Compensation Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding common shares.

(2)	Estimated solely for the purpose of computing the registration fee. In accordance with Rules 457(c) and 457(h) under the Securities Act, the maximum offering price per share and maximum aggregate offering price shown are based upon the average of the high and low sales prices reported for the Registrant’s common shares on the New York Stock Exchange on February 7, 2011, which was $15.92 per share.

EXPLANATORY NOTE
     First Potomac Realty Trust (the “Company”) is hereby registering 2,250,000 additional common shares, par value $0.001, for issuance under the Company’s 2009 Equity Compensation Plan, as amended (the “2009 Equity Plan”). The prior registration statement on Form S-8 (Registration No. 333-161403, referred to as the “Prior 2009 Equity Plan Registration Statement”), as filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 17, 2009, is currently effective and, as permitted by General Instruction E to Form S-8, the contents of the Prior 2009 Equity Plan Registration Statement are incorporated herein by reference, except to the extent supplemented, amended or superseded by the information set forth herein.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The document(s) containing the information specified in this Part I will be sent or given to participants under the First Potomac Realty Trust 2009 Equity Compensation Plan as specified by Rule 428(b)(1) under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the SEC either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by the Company with the SEC are incorporated herein by reference and made a part hereof:
•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 8, 2010;

•	The Company’s Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 2010, June 30, 2010 and September 30, 2010, filed with the SEC on May 7, 2010, August 6, 2010 and November 8, 2010, respectively;

•	The Company’s Current Reports on Form 8-K filed with the SEC on January 5, 2010, March 1, 2010, March 19, 2010, May 19, 2010, May 21, 2010, May 27, 2010, June 7, 2010, July 6, 2010, November 1, 2010 (with respect to Item 1.01 only), November 8, 2010, November 15, 2010, January 11, 2011, January 14, 2011, January 19, 2011 and January 28, 2011; and

•	The description of the Company’s common shares set forth under the caption “Description of Capital Shares” in the Registration Statement on Form S-3 (File No. 333-153090) filed under the Securities Act on August 19, 2008.
     All documents subsequently filed with the SEC by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information that is deemed to have been “furnished” and not “filed” with the SEC, including any Item 2.02 or Item 7.01 current reports on Form 8-K), after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not Applicable.
Item 5. Interests of Named Experts and Counsel.
     Not Applicable.
Item 6. Indemnification of Directors and Officers
     The Maryland REIT Law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) a final judgment based upon a finding of active and deliberate dishonesty by the trustee or officer that was material to the cause of action adjudicated. Our declaration of trust contains a provision which limits the liability of our trustees and officers to the maximum extent permitted by Maryland law.
     Our declaration of trust permits us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former shareholder, employee, agent, trustee or officer or (b) any individual who, while a trustee, shareholder, employee, agent, or officer and at our request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former shareholder, employee, agent, trustee or officer of our company. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former shareholder, trustee or officer who is made a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a trustee or officer of our company and at our request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his or her service in that capacity, against any claim or liability to which he or she may become subject by reason of such status. Our declaration of trust and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of our company in any of the capacities described above. Maryland law requires us to indemnify a present or former trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity, against reasonable expenses incurred in the defense of the matter, unless limited by the charter or declaration of trust. Our declaration of trust does not contain such a limitation.
     The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the Maryland General Corporation Law (the “MGCL”) for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation if the trustee or officer was adjudged to be liable to the corporation or for an adverse judgment in which trustee or officer was adjudged liable on the basis that an improper personal benefit was received.. In accordance with the MGCL and our bylaws, our bylaws require us, as a condition to advancing expenses, to obtain (a) a written affirmation by the trustee or officer of his good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by or on his or her behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the applicable standard of conduct was not met.
Item 7. Exemption from Registration Claimed.
     Not Applicable.
Item 8. Exhibits.

Exhibit
No.	Description
5.1	Opinion of Hogan Lovells US LLP as to the legality of the securities being registered.
10.1	First Potomac Realty Trust 2009 Equity Compensation Plan, as amended (incorporated by reference from Exhibit A to the Company’s Definitive Proxy Statement, filed on April 6, 2010).
23.1	Consent of KPMG LLP.
23.2	Consent of Hogan Lovells US LLP (included as Exhibit 5.1).
24.1	Power of Attorney (included on signature page).

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bethesda, State of Maryland, on this 9th day of February, 2011.

First Potomac Realty Trust (Registrant)
By:	/s/ Barry H. Bass
Barry H. Bass
Executive Vice President and Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated. Each of the trustees of First Potomac Realty Trust whose signature appears below hereby appoints Barry H. Bass and Joel F. Bonder, and each of them individually, as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission any and all amendments, including post-effective amendments, to this registration statement, making such changes in the registration statement as appropriate, and generally to do all such things in their behalf in their capacities as trustees and/or officers to enable First Potomac Realty Trust to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

Signature	Title	Date

/s/ Douglas J. Donatelli Douglas J. Donatelli	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	February 9, 2011

/s/ Barry H. Bass Barry H. Bass	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	February 9, 2011

/s/ Michael H. Comer Michael H. Comer	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	February 9, 2011

/s/ Robert H. Arnold Robert H. Arnold	Trustee	February 9, 2011

/s/ Richard B. Chess Richard B. Chess	Trustee	February 9, 2011

/s/ J. Roderick Heller J. Roderick Heller	Trustee	February 9, 2011

Signature	Title	Date

/s/ R. Michael McCullough R. Michael McCullough	Trustee	February 9, 2011

/s/ Alan G. Merten Alan G. Merten	Trustee	February 9, 2011

/s/ Terry L. Stevens Terry L. Stevens	Trustee	February 9, 2011

EXHIBIT INDEX

Exhibit
No.	Description
5.1	Opinion of Hogan Lovells US LLP as to the legality of the securities being registered.
10.1	First Potomac Realty Trust 2009 Equity Compensation Plan, as amended (incorporated by reference from Exhibit A to the Company’s Definitive Proxy Statement, filed on April 6, 2010).
23.1	Consent of KPMG LLP.
23.2	Consent of Hogan Lovells US LLP (included as Exhibit 5.1).
24.1	Power of Attorney (included on signature page).